Exhibit (a)(1)(B)

OFFER TO EXCHANGE RESTRICTED STOCK OR RESTRICTED STOCK UNITS

FOR CERTAIN OUTSTANDING STOCK OPTIONS

DATED AUGUST 16, 2006

ELECTION FORM

Please read this Election Form carefully. To properly elect to exchange your eligible options, EA’s Stock Administration Department must receive your Election Form before 9:00 p.m., U.S. Pacific Time, on the expiration date, which is currently September 15, 2006.

You are not required to return this Election Form if you do not wish to participate in the offer. However, if EA’s Stock Administration Department does not receive an Election Form before 9:00 p.m., U.S. Pacific Time, on the expiration date, which is currently September 15, 2006, we will interpret this as your election not to participate in the offer, and you will retain all of your outstanding options with their current terms and conditions.

You must send a properly executed Election Form via electronic delivery, facsimile, regular mail, overnight courier or hand delivery using the following contact information:

Via Electronic Delivery:

Scan the completed and signed Election Form and email it to StockAdministration@EA.com.

Via Facsimile:

Electronic Arts Inc., Attn: Stock Administration, +1 (650) 628-1376.

Via Regular Mail, Overnight Courier or Hand Delivery:

Electronic Arts Inc., Attn: Stock Administration, 209 Redwood Shores Parkway, Redwood City, CA 94065, USA.

Your acceptance of our offer will be effective as of the date EA’s Stock Administration Department initially receives your Election Form by any of the methods described above. While not a condition to your election, if you submitted your Election Form by way of electronic delivery or facsimile, EA’s Stock Administration Department also asks that you make a copy for your own files and then please submit the original Election Form to your local Human Resources Generalist. Submitting your election to your local Human Resources Generalist does not constitute a valid election. It is your responsibility to ensure that your election is received by EA’s Stock Administration Department by the deadline.

You do not need to return your stock option agreement(s) in order to effectively elect to accept this offer.

You may confirm that your documents have been received by calling Stock Administration at +1 (650) 628-2600 (extension 82600) or by sending an email to StockAdministration@EA.com. EA’s Stock Administration Department intends to confirm receipt of your Election Form within three business days of its arrival. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have properly received your election.

If you think the information regarding your eligible options set forth below is incorrect, or if you have any questions about the offer, please telephone Stock Administration at +1 (650) 628-2600 (extension 82600) or send an email to StockAdministration@EA.com.

*        *        *

From:	[Employee Name]
ID:	[Employee ID]

To:	Electronic Arts Inc.

I have received the Offer to Exchange dated August 16, 2006, this Election Form, the form of Restricted Stock Agreement if I am an employee subject to income taxation in Canada or the United States or the form of Restricted Stock Unit Agreement if I am an employee who is not subject to income taxation in Canada or the United States (the applicable form being referred to herein as the “Agreement”) and the 2000 Equity Incentive Plan (the “2000 Plan”). Except where it is necessary to differentiate between two types of awards, we refer to both shares of restricted stock and restricted stock units collectively as “restricted stock rights.”

Electronic Arts has informed me that if I elect to participate in the offer, I will exchange some or all of my outstanding option grants for five (5) or more shares that are not U.K. approved options and that have an exercise price per share that is equal to or greater than U.S. $61.66 (“eligible options”) for certain restricted stock rights awards, as described in the Offer to Exchange, covering a lesser number of shares of Electronic Arts common stock, as set forth in the table of my eligible options contained in Annex A to this Election Form. Electronic Arts has further informed me that each restricted stock rights award will be unvested as of its grant date and will have a new vesting schedule. Electronic Arts has advised me that I must continue to provide service to Electronic Arts or one of its subsidiaries through the required vesting periods to become entitled to receive or retain the underlying shares of common stock vesting at the end of each vesting period.

I have reviewed the table of my eligible options contained in Annex A, and I confirm that I hold the options listed. I have indicated by checking “Accept” and writing my initials which eligible options listed in Annex A I am electing to exchange. By completing, signing and delivering this Election Form, (i) I hereby elect to exchange all of the eligible options I have so indicated, and (ii) to the extent that I have not previously accepted any or all of the eligible options previously granted to me, I hereby agree to the terms and conditions set forth in the applicable stock option agreement previously provided. For each eligible option I have elected to exchange, Electronic Arts has informed me that I will receive, upon the terms and subject to the conditions in the Offer to Exchange and this Election Form (which together constitute the “offer”), an award for the number of Electronic Arts restricted stock rights set forth in the table in Annex A with respect to such eligible option. Electronic Arts has informed me that if I have returned an Election Form in a timely fashion but have not indicated my election by checking either “Accept” or “Decline” and writing my initials next to any option grants in the table in Annex A that Electronic Arts will be entitled, in its sole discretion, either to (a) request that I return a new Election Form indicating my election or (b) interpret my Election Form to be an election to exchange all option grants listed in the table for which I have not checked “Decline.”

If, before the expiration of the offer, I wish to exercise some or all of the eligible options I am electing to exchange, I acknowledge that I cannot do so unless I first properly withdraw this election to exchange in accordance with procedures set forth in Part III, Section 5 of the Offer to Exchange.

I acknowledge that upon the occurrence of any of the conditions set forth in Part III, Section 7 of the Offer to Exchange, Electronic Arts may terminate or amend the offer and postpone its acceptance and cancellation of any eligible options I elect for exchange.

I acknowledge that the restricted stock rights will be subject to the terms and conditions set forth in the 2000 Plan and the Agreement, which will constitute an agreement between Electronic Arts and me. I have reviewed a form of the Agreement provided to me or made available on the “EA Stock Option Exchange Offer” intranet portal website at http://stock.ea.com/Stock/Exchange/. Electronic Arts will send me a final Agreement (with all the blanks filled in) after the grant date.

I hereby represent and warrant that I have full power and authority to elect to exchange the options exchanged hereby and that, when and to the extent such options are accepted for exchange by Electronic Arts, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by Electronic Arts to be necessary or desirable to complete the exchange of the options I am electing to exchange.

All authority conferred or agreed to be conferred by this Election Form shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

By signing this Election Form, I acknowledge that my election to exchange my eligible options pursuant to the procedure(s) described in Part III, Section 4 of the Offer to Exchange and in the instructions to this Election Form will constitute my acceptance of the terms and conditions of the offer. Electronic Arts’ acceptance for exchange of options offered to be exchanged pursuant to the offer will constitute a binding agreement between Electronic Arts and me, upon the terms and subject to the conditions of the Offer to Exchange and this Election Form.

I acknowledge that I expect no financial compensation from the exchange and cancellation of my options. I also acknowledge that in order to participate in the offer I must be an eligible employee of Electronic Arts or one of its subsidiaries from the date when I elect to exchange my eligible options through the date when the restricted stock rights are granted and otherwise be eligible to participate under the 2000 Plan. I further acknowledge that if I do not remain an eligible employee, I will not receive any restricted stock rights or any other consideration for the options that I elect to exchange and that are accepted for exchange pursuant to the offer.

I hereby give up all ownership interest in the options that I elect to exchange, and I have been informed that they will become null and void on the date Electronic Arts accepts my options for exchange. I agree that I will have no further right or entitlement to purchase shares of Electronic Arts’ common stock under the eligible options accepted by Electronic Arts for exchange or have any other rights or entitlements under such options. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable on the date Electronic Arts accepts my options for exchange.

I acknowledge that Electronic Arts has advised me to consult with my own advisors as to the consequences of participating or not participating in the offer to exchange.

ANNEX A

OFFER TO EXCHANGE RESTRICTED STOCK OR RESTRICTED STOCK UNITS

FOR CERTAIN OUTSTANDING STOCK OPTIONS

DATED AUGUST 16, 2006

ELECTION FORM

Employee Name: [Employee Name]

Employee ID: [Employee ID]

IMPORTANT: For each of your outstanding eligible options listed below, please mark “Accept” if you wish to exchange the option for restricted stock rights, or mark “Decline” if you do not wish to exchange the option and instead wish to retain the option with its current terms. Please write your initials next to each entry.

Grant Number	Outstanding Stock Options	Exchange Ratio	Number of Restricted Stock Rights	ACCEPT	DECLINE	Initials
				____________	____________	____________
				____________	____________	____________
				____________	____________	____________
				____________	____________	____________
				____________	____________	____________
				____________	____________	____________

Please note that Electronic Arts will not issue any fractional restricted stock rights. The applicable amounts in the column headed “Number of Restricted Stock Rights” have been rounded up to the nearest whole number.

Employee Signature	Date and Time

Employee Name Printed	Electronic Arts Office in Which Employed

Daytime Telephone Number	Email Address

INSTRUCTIONS AND AGREEMENTS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Election Form. Electronic Arts Inc. must receive your signed and dated Election Form before the offer expires, which is currently scheduled for 9:00 p.m., U.S. Pacific Time, on September 15, 2006. Any Election Form received after that time will not be accepted.

The method of delivery of any document is at your election and risk. If you choose to submit an Election Form, your election will be effective upon receipt. If hand delivery is not feasible, we recommend that you send it via electronic delivery or facsimile, and then follow up with a telephone call or email to confirm receipt by the deadline. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery.

Electronic Arts will not accept any alternative, conditional or contingent offers to exchange options. All eligible employees electing to exchange options, by execution of this Election Form, waive any right to receive any notice of the acceptance of their election to exchange, except as provided for in the offer to exchange.

2. Withdrawal of Election. Elections to exchange made pursuant to the offer may be withdrawn at any time prior to the expiration of the offer. If the offer is extended by Electronic Arts beyond that time, you may withdraw your election at any time until the extended expiration of the offer. In addition, although Electronic Arts currently intends to accept your validly tendered options promptly after the expiration of the offer, unless Electronic Arts accepts and cancels your tendered eligible options before 9:00 p.m., U. S. Pacific Time, on October 12, 2006, you may withdraw your tendered options at any time after October 12, 2006. To withdraw your tendered options, you must deliver a Notice of Withdrawal with the required information while you still have the right to withdraw the election. Withdrawal elections may not be rescinded and any eligible options withdrawn from the offer will thereafter be deemed not properly tendered for purposes of the offer. To re-elect to exchange options that you have withdrawn, you must again follow the procedures described in these Instructions to deliver a new Election Form prior to the expiration of the offer.

3. Signatures on this Election Form. If this Election Form is signed by the option holder, the signature must correspond with the name as written on the face of the stock option agreement(s) to which the options are subject. If your name has been legally changed since your stock option agreement was signed, please submit proof of the legal name change.

If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to us of the authority of that person so to act must be submitted with this Election Form.

4. Requests for Assistance or Additional Copies. If you have any questions or need assistance, or would like to request additional copies of the Offer to Exchange or this Election Form, please telephone Stock Administration at +1 (650) 628-2600 (extension 82600) or send an email to StockAdministration@EA.com. All copies will be furnished promptly at Electronic Arts’ expense. You may also contact Electronic Arts by fax or through regular mail using the contact information listed above. You may also use the above contact information to overnight courier or hand deliver your correspondence to Electronic Arts.

5. Irregularities. All questions as to the number of shares subject to options to be accepted for exchange and the number of restricted stock rights to be granted, and any questions as to form of documents and the validity (including eligibility and time of receipt), form and acceptance of any options elected to be exchanged will be determined by Electronic Arts in its sole discretion, which determinations shall be final and binding on all interested persons. Electronic Arts reserves the right to reject any or all elections to exchange options that Electronic Arts determines not to be in appropriate form or the acceptance of which may, in the opinion of Electronic Arts’ counsel, be unlawful. Electronic Arts also reserves the right to waive any of the conditions of the offer and any defect or irregularity in any election to exchange options, and Electronic Arts’ interpretation of the terms of the offer (including these instructions) will be final and binding on all parties. No election to exchange options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with an election to exchange options must be cured within such time as Electronic Arts shall determine. Neither Electronic Arts nor any other person is or will be obligated to give notice of any defects or irregularities in the election to exchange options, and no person will incur any liability for failure to give any such notice.

6. Additional Documents to Read. You should be sure to read the Offer to Exchange, this Election Form, the 2000 Plan and the form of Agreement before deciding to participate in the offer.

7. Important Tax Information. You should consult your own tax advisor and refer to Part III, Section 14 of the Offer to Exchange, which contains important U.S. federal income tax information. If you live or work outside the United States, or are otherwise subject to a tax liability in a foreign jurisdiction, you should refer to Part III, Section 15 and Appendix B to the Offer to Exchange for a discussion of the tax consequences which may apply to you.

8. Data Privacy. By accepting the offer, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, Electronic Arts and/or any affiliate for the exclusive purpose of implementing, administering and managing your participation in the offer.

You have been advised that your employer, Electronic Arts and/or any affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing Electronic Arts stock and other employee benefit plans and this offer (“Data”). You have been advised that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in your country. You have been advised that you may request a list with names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Electronic Arts’ stock and other employee benefit plans and this offer. You have been advised that Data will be held only as long as is necessary to implement, administer and manage your participation in the stock and other employee benefit plans and this offer. You have been advised that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or if you are a resident of certain countries, refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You have been advised that refusing or withdrawing your consent may affect your ability to participate in this offer.

9. Acknowledgement and Waiver. By accepting this offer, you acknowledge that: (i) the offer is established voluntarily by Electronic Arts, it is discretionary in nature and it may be extended, modified, suspended or terminated by Electronic Arts at any time, as provided in the offer; (ii) the grant of restricted stock rights is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock rights or options, or benefits in lieu of restricted stock rights or options, even if restricted stock rights or options have been granted repeatedly in the past; (iii) all decisions with respect to future grants under any Electronic Arts stock plan, if any, will be at the sole discretion of Electronic Arts; (iv) your acceptance of the offer will not create a right to employment or be interpreted to form an employment agreement with Electronic Arts, its subsidiaries or its affiliates and will not interfere with the ability of your current employer, if applicable, to terminate your employment relationship at any time with or without cause; (v) your acceptance of the offer is voluntary; (vi) the future value of Electronic Arts’ shares is uncertain and cannot be predicted with certainty; (vii) the offer, the exchanged options and the restricted stock rights are outside the scope of your employment contract, if any, and are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) if you accept the offer and receive an award of restricted stock rights and obtain shares of Electronic Arts common stock pursuant to such award, the value of the shares acquired may increase or decrease in value; (ix) you have been advised the risks associated with your participation in the offer as described in “Certain Risks of Participating in the Offer” contained in the Offer to Exchange; and (x) no claim or entitlement to compensation or damages arises from diminution in value of any restricted stock rights or shares acquired pursuant to the restricted stock rights you may receive as a result of participating in the offer and you irrevocably release Electronic Arts and its subsidiaries and affiliates from any such claim that may arise.

10. Tax Liability. Regardless of any action that Electronic Arts, its subsidiaries or its affiliates take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding obligations (“tax obligations”), you acknowledge that the ultimate liability for all tax obligations legally due by you is and remains your sole responsibility and that Electronic Arts, its subsidiaries and its affiliates (i) make no representations or undertakings regarding the treatment of any tax obligations in connection with any aspect of the cancellation of eligible options or the grant of restricted stock rights, the vesting of restricted stock rights and delivery of shares of Electronic Arts common stock pursuant to the restricted stock rights, the subsequent sale of shares of Electronic Arts common stock acquired pursuant to the restricted stock rights and the receipt of any dividends; and (ii) do not commit to structure the terms of the offer, including cancellation of the eligible options and/or the grant of restricted stock rights, to reduce or eliminate your liability for tax obligations.

You agree to pay or make adequate arrangements satisfactory to Electronic Arts, its subsidiaries and its affiliates to satisfy all withholding obligations of Electronic Arts, its subsidiaries and its affiliates for your tax obligations. In this regard, you authorize Electronic Arts, its subsidiaries and its affiliates, at their discretion and if permissible under local law, to satisfy their obligation to withhold the tax obligations legally payable by you by one or a combination of the following: (i) by withholding from the shares of Electronic Arts common stock otherwise deliverable to you a number of shares that does not exceed by more than a fractional share the amount necessary to satisfy the minimum withholding amount for your tax obligations, (ii) by selling or arranging for the sale on your behalf of a whole number shares of Electronic Arts common stock that you acquire pursuant to your restricted stock rights which is sufficient, after deduction of sale commissions and fees, to satisfy minimum withholding amount for your tax obligations, or (iii) by withholding from your wages or other cash compensation paid to you by Electronic Arts, its subsidiaries and its affiliates amounts sufficient to satisfy your tax obligations. Finally, you agree to pay to Electronic Arts, its subsidiaries and its affiliates any amount of your tax obligations that Electronic Arts, its subsidiaries and its affiliates may be required to withhold as a result of your participation in the offer that cannot be satisfied by the means previously described. Electronic Arts will have no obligation to deliver shares pursuant to your restricted stock rights until your tax obligations have been satisfied.

11. Waiver by U.S. Employees of Right to Make Election Under Section 83(b). If you are an employee subject to income taxation in the United States who is eligible and elects to participate in the offer, you will receive shares of restricted stock in exchange for options that Electronic Arts accepts for cancellation. You have been advised and acknowledge that by filing an election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code (a “Section 83(b) election”) not later than 30 days after the date of the transfer of the shares to you, you would be taxed at the time and in an amount determined by the fair market value of the shares when the shares are transferred to you, rather than at the time and in an amount determined by the fair market value of the shares when they become substantially vested. However, you have been advised that, as a condition to your acceptance of and participation in the offer, Electronic Arts is requiring you to waive any right you would otherwise have to make a Section 83(b) election. By accepting this offer, you agree that you will not make a Section 83(b) election with respect to any shares of restricted stock you receive pursuant to this offer. You further agree that if you attempt to make a Section 83(b) election, you will immediately forfeit all of the shares to which that election pertains.

12. Electronic Delivery of Documents. Any document relating to participation in the offer or any notice required or permitted by the Offer to Exchange, this Election Form or a Notice of Withdrawal shall be given in writing and shall be deemed effectively given only upon receipt by Electronic Arts. The Offer to Exchange, this Election Form, a Notice of Withdrawal, an Individual Statement of Options, the Agreement, the 2000 Plan and any other communications to option holders in connection with the offer (collectively, the “documents”) may be delivered to you electronically. In addition, you may deliver electronically to Electronic Arts this Election Form or a Notice of Withdrawal. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to an Electronic Arts intranet or the Internet site of a third party involved in administering the offer, the delivery of the document via email or such other means of electronic delivery specified by Electronic Arts. By executing this Election Form, you acknowledge that you have read this Instruction and consent to the electronic delivery of the documents. You acknowledge that you may receive from Electronic Arts a paper copy of any documents delivered electronically at no cost to you by contacting Electronic Arts by telephone or in writing using the contact information on the first page of this Election Form. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you have been advised that you must provide Electronic Arts or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. You may revoke your consent to the electronic delivery of documents described in this Instruction or may change the electronic mail address to which such documents are to be delivered (if you have provided an electronic mail address) at any time by notifying Electronic Arts of such revoked consent or revised email address by telephone, postal service or electronic mail. Finally, you have been advised that you are not required to consent to electronic delivery of documents described in this Instruction.

13. Governing Law and Documents. The Election Form is governed by, and subject to, United States federal and California state law, as well as the terms and conditions set forth in the Offer to Exchange. For purposes of litigating any dispute that arises under the Election Form, the parties hereby submit to and consent to the exclusive jurisdiction of California and agree that such litigation shall be conducted in the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, where this offer is made and/or to be performed.

14. Translations. If you have received this or any other document related to the offer translated into a language other than English and if the translated version is different than the English version, the English version will control.